EXHIBIT 2

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of March 11, 2007 (this “Agreement”), by and between UnitedHealth Group Incorporated, a Minnesota corporation (“Parent”), and Anthony M. Marlon, solely in his individual capacity as beneficial owner of common stock of Sierra Health Services, Inc., a Nevada corporation (the “Stockholder”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Sierra Health Services, Inc., a Nevada corporation (the “Company”) and Parent are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which a subsidiary of Parent will merge with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the shares of the Company’s common stock listed on the signature page hereto (the “Existing Shares” and, together with any shares of the Company’s common stock and options to purchase shares or other voting capital stock of the Company acquired by the Stockholder after the date hereof, the “Shares” but excluding any shares of the Company’s common stock as to which the Stockholder acts in a fiduciary capacity on behalf of persons other than members of his immediate family);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Stockholder agrees that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 4.1, at the Company Stockholders Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Stockholder shall:

(a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares owned by the Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Stockholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof; (ii) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of (A) the Company contained in the Merger Agreement that is reasonably likely to result in any of the conditions to Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled and (B) the Stockholder contained in this Agreement; and (iii) against any Company Takeover Proposal or any other action, agreement or transaction submitted for approval to the stockholders of the Company that the Stockholder would reasonably expect is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or this Agreement; provided, however, that the parties acknowledge that (x) this Agreement is entered into by the Stockholder solely in his capacity as beneficial owner of the Shares, (y) the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in his capacity as a director or officer of the Company and (z) nothing in this Agreement, including without limitation Section 3.1(d), shall limit or affect any actions taken by the Stockholder in his capacity as a director or officer of the Company or shall prevent the Stockholder from discharging his fiduciary duties as director or officer of the Company or any other fiduciary duties owed by the Stockholder to persons other than members of his immediate family.

Notwithstanding anything to the contrary herein, (1) in the event that the vote of the Shares is required in order to effect an amendment to the Merger Agreement, the provisions of this Agreement, including this Section 1.1, will not apply with respect to the Stockholder’s vote of the Shares and (2) nothing in this Agreement shall be deemed to require the Stockholder to exercise any options to acquire shares of the Company’s common stock or to make any other change in the form of the Stockholder’s ownership of the Shares.

1.2 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for actions taken in furtherance of this Agreement, the Stockholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares owned beneficially or of record by the Stockholder and (b) shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares owned beneficially or of record by the Stockholder, in the case of clauses (a) and (b) which would be inconsistent with or violative of Section 1.1.

1.3 Proxy. The Stockholder hereby grants to Parent a proxy to vote the Shares owned beneficially and of record by the Stockholder in the manner indicated in Section 1.1 above (which proxy shall be limited to the matters set forth in Section 1.1). The Stockholder intends that such proxy will be irrevocable (pursuant to Section 78.355(5) of the Nevada Revised Statutes) and coupled with an interest and the Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy continues in force until it expires automatically and without further action by the parties upon termination of this Agreement. With respect to any meeting of the stockholders of the Company (including the Company Stockholders Meeting), if Parent does not attend such meeting, the Stockholder may exercise his powers as stockholder at such meeting and the vote of the Stockholder may be regarded by the Company when the votes with respect to such meeting are counted; provided, however, the Stockholder shall act in accordance with Section 1.1 hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(b) Ownership. As of the date hereof, the number of shares of the Company’s common stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by the Stockholder is listed on the signature page hereof. The Existing Shares listed on the signature page hereof are, and (except as otherwise permitted by this Agreement) any additional shares of the Company’s common stock and any additional shares subject to vested options to purchase shares of the Company’s common stock acquired by the Stockholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholder. As of the date hereof, the Existing Shares listed on the signature page hereof constitute all of the shares of the Company’s common stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder in a capacity other than as a fiduciary with respect to persons other than members of his immediate family. Except for the limitations stated on the signature page to this Agreement, the Stockholder has and (except as otherwise permitted by this Agreement) will have at all times through the Effective Time sufficient rights and powers over the voting and disposition with respect to the matters set forth in Article I or Section 3.1 hereof, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no other limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement; provided, however, that the Shares that have been deposited in brokerage accounts may be subject to standard share lending terms, as to which Stockholder will use his reasonable best efforts to ensure that such Shares as may have been loaned will be returned to his control promptly following execution of this Agreement and will not thereafter be loaned to third parties for so long as this Agreement remains in effect. The Stockholder has good title to the Existing Shares listed on the signature page hereof, free and clear of any Liens and (except as otherwise permitted by this Agreement and subject to the terms of any applicable account agreement with a brokerage firm, including any such agreement relating to a margin account), the Stockholder will have good title to such Existing Shares and any additional shares of the Company’s common stock and options to purchase shares of the Company’s common stock acquired by the Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens.

(c) No Violation. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Authority applicable to the Stockholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of any Liens on the properties or assets of the Stockholder pursuant to, any Contract to which the Stockholder is a party or by which the Stockholder or any of his assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to prevent the Stockholder from performing his obligations hereunder.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of Stockholder. (a) The Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of the Company’s common stock and options to purchase shares of the Company’s common stock acquired beneficially or of record by the Stockholder after the date hereof, or any interest therein; provided that nothing contained in this Agreement shall restrict the Stockholder from making Transfers to effect estate planning and gifts so long as the transferee in such Transfer shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any Lien upon any Shares.

(b) In case of a stock dividend or distribution, or any change in the Company’s common stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or that are received in such transaction.

(c) The Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of (i) the number of any additional shares of the Company’s common stock, any additional options to purchase shares of the Company’s common stock or other securities of the Company acquired by the Stockholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals that are received by, any such information that is requested from, or any such negotiations or discussions that are sought to be initiated or continued with, the Stockholder (in each case, solely in its capacity as a stockholder of the Company).

(d) The Stockholder agrees solely in its capacity as a stockholder of the Company, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Stockholder to, directly or indirectly, (i) solicit, initiate, cause, knowingly encourage or knowingly facilitate, any inquiries or the making of any proposal or offer to acquire the Shares or (ii) participate in any discussions or negotiations, or furnish to any person any information in connection with or in furtherance of, any proposal to acquire the Shares; provided, however, that the Stockholder may (x) furnish information with respect to the Company and its Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) if at such time the Company is permitted to do so pursuant to the Merger Agreement and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal if at such time the Company is permitted to engage in, and is actually engaged in, discussions or negotiations with such person regarding such a Company Takeover Proposal.

(e) The Stockholder agrees, while this Agreement is in effect, not to take, agree or commit to take any action that would be reasonably likely to (or fail to take any action where such failure to act would be reasonably likely to) make any representation and warranty of the Stockholder contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time and (b) the date and time of termination of the Merger Agreement by either or both of Parent and the Company pursuant to Section 8.1 of the Merger Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise provided herein.

4.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent to:

UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Facsimile No.: (952) 936-0044
Attention: General Counsel

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Fax: (212) 558-3588
Attention: Keith A. Pagnani

(b) if to the Stockholder to the address listed next to his name on the signature page hereto.

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

4.5 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to therein means such agreement, instrument or statute as in effect on the date hereof.

4.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document and/or retransmission of any signed facsimile or other electronic transmission will be deemed the same as delivery of an original

4.7 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.9 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.10 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Nevada or any state court in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.

4.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.12 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights, benefits or remedies.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have signed or have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

UNITEDHEALTH GROUP INCORPORATED

By:	Stephen J. Hemsley
Name: Stephen J. Hemsley Title: President and Chief Executive Officer

Signature Page to Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, the Stockholder has executed this Agreement as of the date first written above. The next subsequent page of this Agreement, which contains details of the number of Shares owned beneficially and of record by the Stockholder and the Stockholder’s address for notices, is hereby incorporated in this signature page by reference.

/s/ Anthony M. Marlon

Anthony M. Marlon, individually

Signature Page to Voting and Support Agreement

Existing Shares Beneficially Owned by Stockholder:

Directly:                                 -0-

Indirectly:	(i)	3,826,954 shares held indirectly through a total of four trusts established by Stockholder and his wife;
	(ii)	3,000 shares held indirectly through a limited partnership (the “Partnership”);
	(iii)	305,296 shares held indirectly by the AMM&RM Family Limited Partnership “ARFLP”); and
	(iv)	212,830 shares held for Stockholder’s account under the Company’s 401(k) plan for employees, as to which Stockholder has dispositive power but as to which his right to vote is not explicitly provided in plan and plan trust documents.

Shares subject to rights to acquire:		24,000 options exercisable currently

Stockholder may be deemed to have or share voting power and/or dispositive power over the shares held by the four trusts and, therefore, to have beneficial ownership with respect to such shares. Stockholder, as managing general partner of the Partnership, has sole voting and dispositive power over the shares held by the Partnership. Stockholder, as a general partner of ARFLP, may be deemed to have or share voting and/or dispositive power over the shares held by ARFLP (a limited partnership of which Stockholder, his spouse, and a trust for the benefit of Stockholder’s adult daughter, are general and/or limited partners). In past filings with the Securities and Exchange Commission, Stockholder has disclaimed beneficial ownership as to the shares held by the four trusts, other than the 1,439,630 shares held by the Marlon Family Trust (a revocable trust of which he is a trustee), and the shares held by ARFLP.

Address for notices:

Anthony M. Marlon

c/o Sierra Health Services, Inc.

2724 North Tenaya Way

Las Vegas, Nevada 89128

Facsimile No.: (702) 242-1532

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Facsimile No.: (212) 309-6001

Attention: Stephen P. Farrell, Howard L. Shecter

and R. Alec Dawson

The following persons, which have or may have rights with respect to Existing Shares or Shares beneficially owned by the Stockholder, hereby agree and consent to the terms of this Agreement insofar as they affect the rights of the undersigned:

AMM&RM FAMILY LIMITED PARTNERSHIP

By:	/s/ Anthony M. Marlon, M.D.
Name: Anthony M. Marlon, M.D. Title: General Partner and Limited Partner

AMM&RM FAMILY PARTNERS, LTD.

By:	/s/ Renee Marlon
Name: Renee Marlon Title: General Partner and Limited Partner

MARLON FAMILY TRUST DATED OCTOBER 23, 1985

/s/ Anthony M. Marlon, M.D.
Name:	Anthony M. Marlon, M.D.
Title:	Trustee

/s/ Renee Marlon
Name:	Renee Marlon
Title:	Trustee

ANTHONY M. MARLON CHARITABLE REMAINDER TRUST DATED APRIL 7, 1993

/s/ Anthony M. Marlon, M.D.
Name:	Anthony M. Marlon, M.D.
Title:	Trustee

/s/ Erin E. MacDonald
Name:	Erin E. MacDonald
Title:	Trustee

RENEE MARLON CHARITABLE REMAINDER TRUST DATED APRIL 7, 1993

By:	/s/ Anthony M. Marlon, M.D.
Name: Anthony M. Marlon, M.D. Title: Trustee

By:	/s/ Erin E. MacDonald
Name: Erin E. MacDonald Title: Trustee

AMRM FAMILY TRUST DATED AUGUST 11, 1993

By:	/s/ Erin E. MacDonald
Name: Erin E. MacDonald Title: Trustee

By:	/s/ William R. Godfrey
Name: William R. Godfrey Title: Trustee